Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

PERSONAL & CONFIDENTIAL
January 15, 2020
Christine T. Komola
via email

RE: Separation Agreement and Release
Dear Christine:
This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Covetrus, Inc. and each of its subsidiaries and affiliates (the “Company”). You agree with the Company as follows:

1.
Last Day of Employment. Your last day of employment with the Company will be January 15, 2020 (“Last Day of Employment”). Your employment and your participation in the Company’s employee benefit plans and programs shall terminate on your Last Day of Employment.

2.
Unused Vacation Pay. As you are aware, the Company migrated to a Flexible Time Off Policy effective January 1, 2020. Therefore, you did not accrue paid time off from January 1, 2020 through January 15, 2020. All accrued and unused vacation as of December 31, 2019, up to the max carryover of 40 hours, will be paid to you on your last day of employment at the base rate of pay in effect on December 31, 2019, subject to applicable withholding.

3.
Separation Benefits. If you (i) execute this Agreement by February 5, 2020 and do not timely revoke it, (ii) return all Company property, and (iii) otherwise comply with your obligations under this Agreement and your continuing obligations under your Employment Agreement dated February 7, 2019 (the “Employment Agreement”), your Invention and Non-Disclosure Agreement dated February 7, 2019, and your Non-Competition and Non-Solicitation Agreement dated February 7, 2019, the Company will provide you with the following consideration:

a)
Severance equal to eighteen (18) months of your base salary as of the Last Day of Employment (the “Severance Period”), less all applicable taxes and withholdings, paid in regular payroll installments over the Severance Period;

b)
A non-prorated annual bonus for fiscal year 2019, achieved based on Company performance for fiscal year 2019 and currently anticipated to be $268,125, less all applicable taxes and withholding, payable at the same time at which annual bonuses are paid to other executives, but no later than March 15, 2020.

c)
The following payments shall be made to you in the next available payroll cycle following your return and non-revocation of a fully executed Agreement. Such payments shall be subject to all applicable taxes and withholding:

i)	An annual bonus for fiscal year 2020 of $20,034, equal to 100% of your 2020 target bonus amount of $487,500, pro-rated through your Last Day of Employment;

ii)	An aggregate payment of $20,000 as reimbursement for financial planning, tax planning and legal costs/fees for tax years 2019 and 2020, grossed up so as to be tax neutral to you;

iii)	A payment of $30,000 for outplacement services to be used in your discretion, grossed up so as to be tax neutral to you;

iv)
A payment of $26,100, grossed up so as to be tax neutral to you, with respect to the early termination of your lease in Portland, Maine, entered into in connection with your employment and at the request of the Company;

v)	A payment of $10,000, grossed up so as to be tax neutral to you, as reimbursement for the cost of packing and shipping personal belongings to your home State; and

vi)
Provided you timely elect and remain eligible for health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), a payment of $19,308, grossed up so as to be tax neutral to you, representing the employer portion of continued health insurance coverage at your current election levels through the Severance Period.

d)	You shall be permitted to utilize the remainder of the executive coaching services in 2020 previously contracted by the Company for your benefit.

e)
Notwithstanding anything to the contrary set forth in the equity awards granting you time based stock options and restricted stock units (the “Equity Awards”), the portion of your Equity Awards that would, but for your separation from the Company, vest over the two-month period commencing on your Last Day of Employment, shall vest in full on your Last Day of Employment.

4.	Release.

a)
In consideration of the separation benefits set forth in Paragraph 3 hereof, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort (including claims for fraud, defamation, emotional distress, and discharge in violation of public policy), law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof, including all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy.

b)
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Maine Human Rights Act, the Maine Equal Pay Law, the Maine Civil Rights Act, the Maine Whistleblower Protection Act, the Maine Family Medical Leave Requirements Act, the Maine Minimum Wage Law, the Maine Wage and Hour Law, the Maine Wage Payment Law, the Maine Severance Pay Law, the retaliation provisions of the Maine Workers’ Compensation Law, the Maine Family Sick Leave Act, the Maine Conditions of Employment Law, the Maine Employee Social Media Privacy Act, the Maine Substance Abuse Testing Law, the Maine State Constitution, the Massachusetts Fair Employment Practices Law, M.G.L. ch. 151B; the Massachusetts Civil Rights Act, M.G.L. ch. 12 § 11H, et seq.; the Massachusetts Equal Rights Act, M.G.L. ch. 93 § 102, et seq.; the Massachusetts Privacy Statute, M.G.L. ch. 214 § 1B; the Massachusetts Sexual Harassment Statute, M.G.L. ch. 214 § 1C; the Massachusetts Equal Pay Act, M.G.L. ch. 149 § 105A; the Massachusetts Wage Act, M.G.L. ch. 149 §§ 148, 150, et seq.; the Massachusetts Minimum Fair Wage Law, M.G.L. ch. 151; the Massachusetts Family and Medical Leave Law, M.G.L. ch. 175M; any claims that may be released under Massachusetts labor statutes, M.G.L. ch. 149; - including specifically (but without limitation) all claims under the Wage Act for (a) non-payment of wages (Mass. G.L. c 149, § 148), (b) retaliation (Mass. G.L. c. 149, § 148A), and (c) misclassification (Mass. G.L. c. 149, § 148B); any and all claims under any other federal or state statute or regulation, or any local ordinance, law or regulation, or any claim that was or could have been asserted under common law, any and all claims under any other federal or state statute or regulation, or any local ordinance, law or regulation, or any claim that was or could have been asserted under common law; and all amendments thereto.

Age Claim Waiver. In addition to all other claims released under this Agreement, you understand and agree that you are waiving all claims available against the Company Releasees arising out of your employment with the Company or the termination of your employment under the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.).
Wage Acknowledgment. You acknowledge and represent that, other than the consideration set forth in this Agreement, the Company has paid or provided for the payment of, all salary, wages, bonuses, accrued vacation/paid time off, severance, reimbursable expenses, commissions, and any and all other benefits and compensation due to you.

c)
You represent that you have not filed any lawsuits or administrative complaints or made any other charges, either in your name or on behalf of any other person or entity, against the Company in any local, state or federal court or with any local, state or federal administrative agency. You further represent that you have not sustained any work-related injuries. You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law.  You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action.  You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.  You are not waiving any right to challenge the validity of this Paragraph 3(b) on any grounds that may exist in law and equity.  However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 4(b), in any appropriate forum.

d)
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim or right you may have to indemnification as set forth in Section 9 below; or (viii) any claim that is not otherwise waivable under applicable law.

e)
In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Paragraph 3(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Paragraph 3 of this Agreement.

5.
Return of Property. You agree that on or before your Last Day of Employment, you will return to the Company all of its property, including, but not limited to, computers, cell phones, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored. To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.

6.
Protection of Confidential Information. Except as expressly permitted in Paragraph 8 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company or use any such information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries. You represent and agree that you have complied with, and you will continue to comply with, the terms of your Inventions and Non-Disclosure Agreement.

7.
Mutual Non-Disparagement. Except as expressly permitted in Paragraph 8 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees and you shall not take any action that would cause the Company and/or the Company Releasees any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. The Company agrees to direct all officers and directors not to make at any time any written or oral comments or statements of a defamatory or disparaging nature regarding you.

8.
Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the

“Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any other Company Releasee (as defined above in Paragraph 3) resulting from the released claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payment made pursuant to this Agreement. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.
Indemnification.  Nothing in this Agreement or elsewhere shall reduce or otherwise adversely affect any rights that you have to contribution, indemnification, or advancement of expenses (including, without limitation advancement of attorney’s fees) whether under the Employment Agreement, that certain Indemnification Agreement between you and the Company dated February 7, 2019, or otherwise.  Following the Last Day of Employment, such rights to indemnification shall remain in full force and effect in accordance with their terms and shall not be reduced or adversely affected by anything contained herein.

10.
Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

11.	Acknowledgments. You hereby acknowledge that:

a)	The Company advises you to consult with an attorney before signing this Agreement;

b)	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c)	You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)	You have had a minimum of twenty-one (21) days to review and consider this Agreement and the General Release;

e)
You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 11(d) above;

f)
You have a right to revoke this Agreement by notifying the undersigned representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Agreement;

g)
In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

h)	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

12.
Medicare Disclaimer. You acknowledge that you are not a Medicare beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

13.	Miscellaneous.

a)
Entire Agreement. This Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements, except to the extent you have continuing obligations to the Company under your Employment Agreement, your Invention and Non-Disclosure Agreement, and your Non-Competition and Non-Solicitation Agreement.

b)
Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court in Maine, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)
Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)	Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)	Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

f)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

g)
Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) day revocation period provided for in Paragraph 11(f) above (the “Effective Date”). If you fail to return an executed original by February 5, 2020 (or otherwise revoke this Agreement pursuant to Paragraph 11(f) above), this Agreement, including but not limited to the obligation of the Company to provide the separation benefits provided in Paragraph 3 above, shall be deemed automatically null and void.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me no later than February 5, 2020.
                    Sincerely,
Covetrus, Inc.

By: /s/ Dustin K. Finer
Name: Dustin K. Finer
Title: Chief Administrative Officer
Date: January 15, 2020

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

By: /s/ Christine T. Komola
Name: Christine T. Komola
Date: January 15, 2020